Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 6 to Form F-1 of our report dated September 10, 2021, with respect to the consolidated balance sheets of Zhong Yang Financial Group Limited and subsidiaries as of March 31, 2021 and 2020, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended March 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

April 13, 2022